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                                                                   EXHIBIT 10.17

                             CHANGE OF CONTROL NON-
                     COMPETITION/NON-SOLICITATION AGREEMENT


                  THIS CHANGE OF CONTROL NON-COMPETITION/NON-SOLICITATION AGREEMENT ("Agreement"), is made and entered into as of the 30th day of January, 2001, by and between EDWARD A. TOWNSEND, an individual resident of the State of Oklahoma, with mailing address of 28910 S. 593, Grove, Oklahoma 74344 ("Townsend") and LOCAL FINANCIAL CORPORATION, a Delaware corporation ("LFC"), and its wholly-owned subsidiary bank, LOCAL OKLAHOMA BANK, N.A., a national banking association ("Bank"), both with address of 3601 N. W. 63rd Street, Oklahoma City, Oklahoma 73116 (LFC and Bank, together with their respective subsidiaries and other affiliates, now existing or hereafter formed, shall sometimes herein be referred to collectively as the "Companies").

                                    RECITALS:

                  A. LFC is a one-bank holding company which owns all of the issued and outstanding stock of Bank. Bank is engaged in the commercial banking business in the State of Oklahoma, with principal offices in Oklahoma City, Oklahoma, and branch locations at various sites all in the State of Oklahoma. Bank currently has one wholly owned operating subsidiary corporation, Local Securities Corporation.

                  B. Townsend is employed and currently serves as the Chairman of the Board of Directors and Chief Executive Officer of LFC and of the Bank pursuant to the terms and conditions of that certain Employment Agreement dated effective as of September 8, 1997, by and between LFC, Bank and Townsend, as amended by that certain First Amendment to Employment Agreement dated November 6, 1998, by and between LFC, Bank and Townsend, which are being further amended and completely restated in that certain Amended and Restated Employment Agreement being entered into by LFC, Bank and Townsend contemporaneously with this Agreement (herein collectively referred to as the "Employment Agreement"). Neither the Employment Agreement nor any other existing agreement between the Companies and Townsend contain any covenants whereby Townsend agrees, after consummation of a Change of Control (as that term is defined below in this Agreement), of LFC and/or the Bank: (i) not to compete with the Companies, or
(ii) not to solicit from the Companies any of their respective employees and customers.

                  C. Accordingly, in order to protect LFC and the Bank against the possible competition of Townsend with the Companies, or the possible solicitation by Townsend of the existing customers and/or employees of the Companies after the consummation of a Change of Control of LFC or the Bank, and in order to protect the value of the good will of the businesses of the Companies after a change of control, for the benefit of a potential future acquiror of the Companies, the Board of Directors of LFC and the Bank, respectively, deem it necessary and appropriate to induce Townsend to enter into this Agreement and thereby obtain his covenants not to compete with, or to solicit the customers or employees of, the Companies after the consummation of a Change of Control of LFC or the Bank. The respective Board of Directors of LFC and the Bank each believe that the obtaining of these covenants from Townsend for the benefit of the Companies may make the



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Companies more attractive and valuable to a potential future acquirer or merger partner of LFC or the Bank.

                  D. In addition, the respective Board of Directors of LFC and the Bank each further believe that their agreement to pay Townsend substantial consideration to induce him to grant the covenants not to complete and not to solicit for the benefit of the Companies, which are set forth herein (which consideration will not be paid to Townsend by the Companies unless and until such time as a Change of Control of the Companies has, in fact, been consummated in the future while he is still employed by the Companies, or as otherwise provided herein), is a form of additional compensation to him which will align his interests more closely with those of the shareholders of LFC.

                  E. Accordingly, LFC, the Bank and Townsend are desirous of entering into this Agreement in order to formalize the terms and conditions pursuant to which, upon the consummation of a Change of Control in either or both LFC and the Bank, LFC and the Bank will pay to Townsend the cash consideration described below and, in turn, Townsend will grant to the Companies, and their respective successors and assigns, at such time, for their benefit and protection, the covenant not to compete and the covenant not to solicit described below, for the period of time and covering the geographical area set forth below.

                  NOW, THEREFORE, in consideration of the above Recitals, of the payments to be made by LFC and the Bank to Townsend, as stated below, of the covenants being granted by Townsend for the benefit and protection of the Companies, as stated below, and of the other mutual covenants and agreements herein contained and for such other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by each of LFC, the Bank and Townsend, LFC, the Bank and Townsend do hereby mutually covenant and respectively agree as follows:

                  1. CONSIDERATION. As consideration and a material inducement for Townsend to execute and enter into this Agreement and for him to thereby grant the covenants set forth below for the benefit and protection of the Companies, LFC and the Bank agree to pay to Townsend, within ten (10) business days after the consummation of a Change of Control (as that term is defined and subject to the conditions set forth in Section 2, below), of either LFC or the Bank, a gross payment ("Gross Payment") by wire transfer of immediately available funds pursuant to the wire transfer instructions to be provided, at such time, by Townsend to LFC or the Bank prior to the designated date of such payment ("Closing Date"), in an amount sufficient to cause Townsend to receive as his consideration for entering herein the net amount of exactly, i.e., not less and not more than Three Million and No/100 Dollars ($3,000,000.00) ("Net Payment") (i.e., after payment by him of all personal federal, state and local income or excise tax liability incurred by him by reason of the receipt of the total consideration to be paid to him under this Section 1, i.e., the Gross Payment). The amount of the Gross Payment will be calculated at the time the payment is to be paid on the basis of paying Townsend a sufficient amount of monies to enable him to fully pay all of his federal and Oklahoma personal income tax liability generated by his receipt of the Gross Payment (as determined by applying the then highest currently applicable rate of federal and Oklahoma personal income tax to



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the Gross Payment) such that, after the payment in full of all such taxes,
Townsend will retain a remaining balance therefrom in an amount at least equal to the Net Payment (i.e., the Gross Payment shall be sufficient to pay all of the federal and state personal income tax liability to be incurred by Townsend by reason of the receipt thereof leaving him after such payment with the Net Payment of exactly $3,000,000.00). The Gross Payment will initially be calculated on the assumption that Townsend will not have to pay any federal excise tax liability imposed on him for "Excess Parachute Payments" pursuant to
Section 280G of the Internal Revenue Code of 1986 ("Code"), or any successor section thereto, by reason of his receipt of that payment. Accordingly, consistent with the purpose and intent of the parties under this Section 1, and as an integral part of the consideration to be paid to Townsend hereunder, LFC and the Bank further covenant and agree to indemnify and hold Townsend harmless from, and to fully and promptly pay, any and all federal excise tax liability, and any and all unanticipated additional personal federal or Oklahoma income tax liability, that may be incurred by Townsend by reason of the receipt of the Gross Payment (including any form of taxes which cannot currently be anticipated), to include, without limitation: the unanticipated imposition of the federal excise tax on "Excess Parachute Payments" pursuant to Section 280G of the Code. The liability of LFC and the Bank to indemnify and hold Townsend harmless from the payment of any such unanticipated additional federal excise tax or any unanticipated additional federal or state personal income taxes so incurred by him, as provided for in the preceding sentence, shall be limited to the payment by LFC or the Bank of whatever amount of such additional tax liability is necessary in order to cause Townsend to be able to retain the full amount of the Net Payment, after the payment in full of all such applicable federal excise taxes, or any additional personal federal and state income taxes so incurred by him. The foregoing obligation shall include, specifically, the payment by LFC and the Bank to Townsend of all amounts necessary to enable him to pay any additional amount of federal and state personal income taxes which are required to be paid by reason of his receipt from LFC or the Bank of the amount needed to pay such unanticipated federal excise taxes, or unanticipated additional personal federal and state income taxes, as provided above in this
Section 1, such that, in all events, Townsend will retain the full amount of the Net Payment after the payment by him of all such taxes.

                  2. EFFECTIVENESS OF AGREEMENT; DEFINITION OF CHANGE OF CONTROL. This Agreement including, specifically, without limitation, the obligation of LFC and the Bank to pay to Townsend the consideration described in
Section 1, above, and the obligation of Townsend to grant the covenants not to compete and not to solicit for the benefit and protection of the Companies, as set forth and described in Sections 3 and 4 of this Agreement, below, shall not be effective and enforceable by the respective parties hereto unless and until a Change of Control of LFC or the Bank, as that term is defined below in this
Section 2, has been consummated while Townsend is employed by LFC or the Bank (except as otherwise provided below in this Section 2). If, prior to the consummation of a Change of Control, (i) Townsend voluntarily resigns from his employment by LFC or the Bank without "Good Reason," or (ii) Townsend's employment by LFC or the Bank is terminated for "Cause" by LFC or the Bank, in either case, in accordance with the provisions of Section 9(a) of his Employment Agreement (to which reference is hereby made), as amended and restated this same date, then, and in either of which events, this Agreement shall be null, void and of no further force and effect as of the effective date of the termination of Townsend's employment for either of the foregoing reasons. On the other hand, if, prior to the consummation of a Change of



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Control: (i) Townsend is terminated without "Cause" from his employment by LFC or the Bank, in accordance with the provisions of Section 9(a) of his Employment Agreement, or (ii) Townsend resigns his employment with LFC or the Bank for "Good Reason," as that term is defined in Section 9(b) of his Employment Agreement, and, if, after the termination of his employment under either of those circumstances, a Change of Control shall then occur to either LFC or the Bank, which Change of Control is the culmination of substantial negotiations with regard thereto which commenced at any time prior to the first anniversary of the effective date of the termination of Townsend's employment for one of those two said reasons, then, and in such event, Townsend shall be (x) entitled to be paid the full amount of the consideration provided for above in Section 1 of this Agreement after that said Change of Control is so consummated (just as if he had still been employed on that date) and (y) obligated to honor his covenants not to compete and not to solicit granted by him for the benefit and protection of LFC and the Bank, as set forth below in Sections 3 and 4 of this Agreement. For all purposes in this Agreement, the term "Change of Control" shall mean the occurrence of any of the following events:

                           (a) the consummation of any agreement of merger, statutory share exchange or consolidation pursuant to which either LFC, or the Bank, is merged or consolidated into, or more than eighty percent (80%) of the outstanding shares of LFC's or the Bank's common stock are acquired by, another corporation, partnership, limited liability company, limited liability partnership, or any other business entity; or

                           (b) another corporation or such other business entity is merged or consolidated into LFC, or the Bank, in circumstances under which the outstanding shares of LFC's or the Bank's common stock are converted into or exchanged for cash or securities of another such corporation or entity which was not a wholly-owned subsidiary of LFC or the Bank at all times within one (1) year prior to the said merger or consolidation; or

                           (c) (i) the consummation of sale of fifty percent (50%) or more of the issued and outstanding common stock of the Bank by LFC; or (ii) fifty percent (50%) or more of the issued and outstanding common stock of LFC is acquired by persons (including corporations or any other form of business entity) who are acting in concert; or (iii) the consummation of the sale of all or substantially all of the assets of the Bank by LFC, or of LFC by the Bank.

                  3. COVENANT OF NON-COMPETITION. If a Change of Control of LFC or the Bank is consummated while Townsend is an employee of LFC or the Bank, or, as otherwise expressly provided in Section 2, above, in the period following the termination of Townsend's employment by LFC or the Bank in fulfillment of substantial negotiations for a Change of Control commenced at any time prior to the first anniversary of that termination, Townsend expressly covenants and agrees, for a period of five (5) years commencing with the Closing Date of the consummation of such Change of Control of LFC or the Bank and terminating on the fifth (5th) anniversary of such Closing Date, that neither he, nor any corporation, partnership, limited liability company, limited liability partnership, trust, or any other entity owned or controlled by him, shall, either directly or indirectly, compete with, or own, manage, operate, control, lend to, consult with, engage or



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participate in the ownership, management, operation or control, or be connected with, whether as director, officer, employee, agent, consultant or otherwise, any person, partnership, trust, limited liability company, limited liability partnership, or other entity or corporation which is in competition in any respect with the Companies within the geographic area constituting the State of Oklahoma, by engaging in any banking activities or other business activities comparable to any business being conducted by any of the Companies as of the Closing Date of the consummation of the said Change of Control of LFC or the Bank, to include, specifically, without limitation, accepting deposits or making loans or otherwise being involved in any manner with any state or federal banking association, or state or federal savings bank, or savings and loan association, or state or federal credit union, or any other depositary institution, or involved in any manner with any other business which is in any way in competition with any of the businesses being conducted at such time by any of the Companies in the State of Oklahoma; provided, however, anything herein to the contrary notwithstanding, Townsend shall be specifically entitled to conduct banking activities, or to own or operate a federal or state banking association, or corporation, or a state or federal savings bank, or a savings and loan association, or a state or federal credit union, or any other depository institution whose operations and offices are limited solely to the geographical area constituting Delaware County in the State of Oklahoma, or to conduct or operate any of the other businesses or activities being conducted by any of the Companies on the Closing Date, as long as such businesses or activities are limited solely to the geographical area of Delaware County, Oklahoma. In addition, Townsend will be permitted, anything in this Agreement to the contrary notwithstanding, to own no more than five percent (5%) of a class of equity securities issued by any aforesaid competitor of LFC or the Bank, respectively, which is publicly traded and registered under the provisions of
Section 12 of the Securities Exchange Act of 1934.

                  4. COVENANT OF NON-SOLICITATION. If a Change of Control of LFC or the Bank is consummated while Townsend is an employee of LFC or the Bank, or, as otherwise expressly provided in Section 2, above, in the period following the termination of Townsend's employment by LFC or the Bank in fulfillment of substantial negotiations for a Change of Control commenced at any time prior to the first anniversary of that termination, Townsend further expressly covenants and agrees, for a period of five (5) years commencing with the Closing Date of the consummation of such Change of Control of LFC or the Bank and terminating on the fifth (5th) anniversary of such Closing Date, that, neither he, nor any corporation, partnership, limited liability company, limited liability partnership, trust or any other entity owned or controlled by him shall, either directly or indirectly, intentionally solicit business from, divert business from, or attempt to convert to other methods of using the same type of financial, banking or other types of business services or activities which are being provided by any of the Companies during said period of time, any client, customer, depositor or other account of any of the Companies, and, in addition, during the above term of this covenant, shall not, directly or indirectly, solicit for employment or employ any person who is, or was, during the two (2) years previous to when Townsend, or his affiliates, seeks to so employ him/her, an employee of any of the Companies, without the express prior written consent of the Companies by whom said individual is, or was, so employed. In addition, during said period of time, Townsend agrees not to disparage by word, action, deed or otherwise the business reputation, financial condition, or, in any other regard, the operation and ownership of any of the Companies. Townsend further agrees that the foregoing covenant not to solicit shall apply during the entire five (5) year period



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specified above in this Section 4, within the geographic area constituting the
State of Oklahoma, without exception. For purposes of the application of the foregoing covenant not to solicit, the terms "customer, depositor, client or account" shall mean any person or entity, any corporation, joint venture, partnership, limited liability company, limited liability partnership, individual or other legal entity who maintained a deposit relationship or had a loan account with the Bank, or otherwise transacted business in any material respect with any of the Companies, within the two (2) year period prior to the Closing Date of the consummation of the Change of Control of LFC or the Bank, or which maintains a loan or a deposit account with the Bank, or any of the Companies, or transacts any business with any of the Companies, at any time during the five (5) year term of this covenant not to solicit, as specified in this Section 4, above.

                  5. CONSTRUCTION AND INTERPRETATION OF AGREEMENT. Townsend covenants and agrees that he has carefully read and considered the provisions and scope of the covenants he has made in Sections 3 and 4, above, in this Agreement and has been advised by his legal counsel concerning the meaning and effect of all aspects of this Agreement and, specifically, of the covenants not to compete and not to solicit set forth in Sections 3 and 4, above. Townsend agrees that the restrictions set forth in this Agreement as to the time period and the geographic area restrictions of the non-competition and non-solicitation covenants set forth above in Sections 3 and 4 of this Agreement, respectively, are fair and reasonable and are reasonably required for the benefit of and the protection of the interests of the Companies and of the good will of the Companies which any person or entity that purchases or merges with LFC or the Bank will acquire in the Companies by reason thereof. In the event that, notwithstanding the foregoing, any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision had not been included therein. In the event that any of the above provisions relating to the time period and/or geographical area of the restrictions imposed by said covenants in Sections 3 and 4, above, shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographical area such court deems reasonable and enforceable, said time period and/or geographical area of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical area which such court deems reasonable and enforceable under the applicable law.

                  6. THE COMPANIES' ENTITLEMENT TO EQUITABLE REMEDIES IN THE EVENT OF TOWNSEND'S BREACH OF THE COVENANTS GRANTED BY HIM FOR THE BENEFIT OF THE COMPANIES IN THIS AGREEMENT. Townsend hereby specifically covenants and agrees that a breach by him of the foregoing covenant not to compete with the Companies, as set forth in Section 3, above, and/or of the foregoing covenant not to solicit the customers, clients or employees of the Companies, as set forth in Section 4, above, would result in irreparable harm to the Companies which would be difficult, if not impossible, to ascertain, and thus that there would not be an adequate remedy at law available to the Companies in such event by reason of that fact. As a result, Townsend specifically agrees that in the event of any such breach by him under this Agreement, any of the Companies, or their respective successors or assigns, shall have the right to enforce the covenants set forth in Sections 3 and 4 of this Agreement, above, respectively, by injunction or by such other appropriate proceeding in equity. In addition, if Townsend shall breach any of the terms of this Agreement, any of the Companies, or their respective successors and assigns, if they so elect, shall also be entitled to recover from him the



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court costs, expenses and reasonable attorneys' fees incurred by any of the
Companies in connection with enforcing their respective rights hereunder and/or pursuing any remedies available to them in enforcing such rights, whether at law or in equity.

                  7. ENTIRETY. This Agreement embodies the entire agreement between Townsend and LFC and the Bank with respect to the matters described herein, and there have been and there are no other agreements, representations or warranties between the parties hereto with regard to the subject matter of this Agreement other than those set forth herein and in the Employment Agreement to which reference has been made herein.

                  8. MODIFICATION, WAIVER. The terms of this Agreement cannot be changed, modified, amended, released or discharged orally, but only by an agreement in writing by and between Townsend and LFC and the Bank which, on the part of LFC and the Bank, has been specifically approved, in advance, by their respective Board of Directors.

                  9. COUNTERPARTS; AUTHORIZATIONS. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute but one and the same instrument. Each counterpart, when executed, shall be binding for all purposes hereof, on the executed party, his or its respective heirs, personal representatives, successors and assigns. The execution and delivery of this Agreement by LFC and the Bank and the performance of their respective obligations hereunder have been duly and specifically authorized by the Board of Directors of LFC and the Bank, respectively.

                  10. LAW, JURISDICTION AND VENUE. This Agreement shall be construed by, and enforced under and in accordance with, and shall be governed by, federal law to the extent applicable and otherwise by the laws and decisions of the State of Oklahoma and shall be enforceable in the state courts of Oklahoma County, Oklahoma, which shall have exclusive venue of any actions brought with regard to this Agreement.

                  11. SUCCESSORS AND ASSIGNS; LACK OF ASSIGNABILITY - NO THIRD PARTY BENEFIT. This Agreement shall be fully binding upon and shall inure to the benefit of and be enforceable by and against Townsend, LFC and the Bank, and their respective successors, assigns, heirs and personal representatives. No assignment or other transfer by Townsend of any right or obligation under this Agreement shall operate to, or relieve, or discharge Townsend in any manner, from any covenant, obligation, term or condition of this Agreement. Nothing expressed or referred to in this Agreement, whether express or implied, is intended to convey upon any person, other than the parties hereto, and their respective heirs, personal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement or any provision hereof.

                  12. NOTICES. All communications and notices provided for under this Agreement shall be in writing and shall be deemed to have been given if mailed postage prepaid (registered or certified United States Mail, return receipt requested) addressed to Townsend at the address first set forth opposite his name above, and to LFC and the Bank at the address first set forth opposite their



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names above, until some other address shall have been given in writing by one party to the other parties hereto in a manner complying with the requirements of this Section 12.



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                  IN WITNESS WHEREOF, Townsend and LFC and the Bank have each caused this Agreement to be executed as of the date and year first above written.



TOWNSEND:                                   /s/ Edward A. Townsend
                                            ------------------------------------
                                            EDWARD A. TOWNSEND, an Individual


LFC:                                        LOCAL FINANCIAL CORPORATION,
                                            a Delaware corporation

                                            By: /s/ Jan A. Norton
                                               ---------------------------------
                                            Name: Jan A. Norton
                                            Title: President
                                            Date: January 30, 2001
                                                 -------------------------------

BANK:                                       LOCAL OKLAHOMA BANK, N.A.,
                                            a national banking association

                                            By: /s/ Jan A. Norton
                                               ---------------------------------
                                            Name: Jan A. Norton
                                            Title: President
                                            Date: January 30, 2001
                                                 -------------------------------



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